Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 12, 2021--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended July 31, 2021. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard's Chief Executive Officer William T. Dillard, II stated, "The strong consumer demand we saw in the first quarter continued throughout the second quarter. This momentum, combined with our continuing focus on inventory and expense control, produced a sequential record performance. We ended the quarter with $670 million in cash even after repurchasing $112 million of stock."

Due to the significant impact of COVID-19 on prior year figures, this release will include certain comparisons to 2019 to provide additional context.

Selected Financial Metrics of the Second Quarter (Compared to the Prior Year Second Quarter)

•Total retail sales increased 72%
•Net income of $185.7 million compared to a net loss of $8.6 million
•Net income of $8.81 per share compared to a net loss of $0.37 per share
•Retail gross margin of 41.7% compared to 31.1%
•Inventory decreased approximately 13%
•Operating expenses were $365.9 million (23.3% of sales) compared to $267.1 million (29.1% of sales)
•Share repurchases of $112.2 million during the quarter
•Cash flow provided by operations of $492.4 million compared to $294.5 million of cash used in operations (26 weeks)
•Ending cash of $669.5 million compared to $82.9 million with no short-term borrowings compared to $229.6 million

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended July 31, 2021 of $185.7 million, or $8.81 per share, compared to a net loss of $8.6 million, or $0.37 per share, for the prior year second quarter. Included in net loss for the prior year second quarter is a net tax benefit of $17.4 million ($0.75 per share) related to the Coronavirus Aid, Relief and Economic Security Act (“CARES Act").

Sales - Second Quarter

Net sales for the 13 weeks ended July 31, 2021 and the 13 weeks ended August 1, 2020 were $1,570.4 million and $919.0 million, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total retail sales (which excludes CDI) for the 13-week periods ended July 31, 2021 and August 1, 2020 were $1,539.4 million and $893.2 million, respectively. Total retail sales increased 72% for the 13-week period ended July 31, 2021. Sales in ladies' apparel and shoes significantly outperformed other merchandise categories during the quarter.

Compared to the second quarter of 2019, total retail sales for the 13-week periods ended July 31, 2021 and August 3, 2019 were $1,539.4 million and $1,378.2 million, respectively, an increase of 12%. Comparable store retail sales for the second quarter of 2021 compared to the second quarter of 2019 increased 14%.

Gross Margin / Inventory - Second Quarter

Consolidated gross margin (which includes CDI) for the 13 weeks ended July 31, 2021 improved significantly to 41.0% compared to 30.4% for the prior year second quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended July 31, 2021 improved significantly to 41.7% compared to 31.1% for the prior year second quarter.

Compared to the second quarter of 2019, retail gross margin improved 1,299 basis points of sales to 41.7% from 28.7%.

Management attributes the substantial improvement in gross margin to stronger consumer demand and better inventory management leading to decreased markdowns in the second quarter of 2021.

Inventory decreased approximately 13% at July 31, 2021 compared to August 1, 2020.

Selling, General & Administrative Expenses - Second Quarter

Consolidated selling, general and administrative expenses ("operating expenses") for the 13 weeks ended July 31, 2021 were $365.9 million (23.3% of sales) compared to $267.1 million (29.1% of sales) for the prior year second quarter.

Compared to the second quarter of 2019, retail operating expenses for the 13 weeks ended July 31, 2021 and August 3, 2019 decreased 591 basis points of sales to $364.2 million (23.7% of sales) from $407.6 million (29.6% of sales), respectively.

The decrease is primarily due to decreased payroll and payroll related expenses as the Company continues to operate with reduced operating hours, requiring fewer associates.

26-Week Results

Dillard’s reported net income for the 26 weeks ended July 31, 2021 of $343.9 million, or $16.03 per share, compared to a net loss of $170.5 million, or $7.33 per share, for the prior year 26-week period. Included in net income for the 26 weeks ended July 31, 2021 is a pretax gain of $24.7 million ($19.2 million after tax or $0.89 per share) primarily related to the sale of three store properties.

Included in net loss for the prior year 26-week period is a net tax benefit of $32.1 million ($1.38 per share) related to the CARES Act.

Net sales for the 26 weeks ended July 31, 2021 and the 26 weeks ended August 1, 2020 were $2,898.9 million and $1,705.7 million, respectively.
Total retail sales for the 26-week periods ended July 31, 2021 and August 1, 2020 were $2,836.1 million and $1,644.2 million, respectively. Total retail sales increased 72% for the 26-week period ended July 31, 2021.

Compared to the first half of 2019, total retail sales for the 26-week periods ended July 31, 2021 and August 3, 2019 were $2,836.1 million and $2,798.7 million, respectively, an increase of 1%. Comparable store retail sales for the first half of 2021 compared to the first half of 2019 increased 4%.

Consolidated gross margin for the 26 weeks ended July 31, 2021 improved significantly to 41.3% compared to 22.1% for the prior year 26-week period.

Retail gross margin for the 26 weeks ended July 31, 2021 improved significantly to 42.1% compared to 22.7% for the prior year 26-week period.

Compared to the first half of 2019, retail gross margin improved 883 basis points of sales to 42.1% from 33.3%.

Consolidated operating expenses for the 26 weeks ended July 31, 2021 were $702.5 million (24.2% of sales) compared to $557.5 million (32.7% of sales) for the prior year 26-week period.

Compared to the first half of 2019, retail operating expenses for the 26 weeks ended July 31, 2021 and August 3, 2019 decreased 431 basis points of sales to $699.4 million (24.7% of sales) from $810.9 million (29.0% of sales), respectively.

Share Repurchase

During the 13 weeks ended July 31, 2021, the Company purchased $112.2 million (approximately 0.7 million shares) of Class A Common Stock under its March 2018 share repurchase program.

During the 26 weeks ended July 31, 2021, the Company purchased $171.0 million (approximately 1.4 million shares) of Class A Common Stock under its March 2018 share repurchase program.

As of July 31, 2021, authorization of $2.1 million remained under the March 2018 program and $500.0 million remained under the May 2021 program. Total shares outstanding (Class A and Class B Common Stock) at July 31, 2021 and August 1, 2020 were 20.7 million and 22.6 million, respectively.

Store Information

During the second quarter, the Company closed its Paradise Valley Mall location in Phoenix, Arizona (200,000 square feet). The Company plans to close its clearance center at Valle Vista Mall in Harlingen, Texas (100,000 square feet) during the third quarter. Dillard's plans to open its new location at Mesa Mall in Grand Junction, Colorado (100,000 square feet) during the third quarter.

The Company operates 249 Dillard’s locations and 31 clearance centers spanning 29 states and an Internet store at dillards.com. Total square footage at July 31, 2021 was 47.7 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	July 31, 2021		August 1, 2020		July 31, 2021		August 1, 2020
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,570.4	100.0%	$919.0	100.0%	$2,898.9	100.0%	$1,705.7	100.0%
Service charges and other income	31.0	2.0	26.1	2.8	60.1	2.1	61.1	3.6
	1,601.4	102.0	945.1	102.8	2,959.0	102.1	1,766.8	103.6

Cost of sales	927.2	59.0	639.8	69.6	1,701.3	58.7	1,328.3	77.9
Selling, general and administrative expenses	365.9	23.3	267.1	29.1	702.5	24.2	557.5	32.7
Depreciation and amortization	50.0	3.2	51.0	5.5	96.5	3.3	101.9	6.0
Rentals	5.1	0.3	5.6	0.6	10.2	0.4	11.2	0.7
Interest and debt expense, net	10.8	0.7	12.9	1.4	22.3	0.8	25.1	1.5
Other expense	2.1	0.1	2.1	0.2	7.1	0.2	4.2	0.2
Gain on disposal of assets	—	0.0	—	0.0	24.7	0.9	—	0.0
Income (loss) before income taxes	240.3	15.3	(33.4)	(3.6)	443.8	15.3	(261.4)	(15.3)
Income taxes (benefit)	54.6		(24.8)		99.9		(90.9)
Net income (loss)	$185.7	11.8%	$(8.6)	(0.9)%	$343.9	11.9%	$(170.5)	(10.0)%

Basic and diluted earnings (loss) per share	$8.81		$(0.37)		$16.03		$(7.33)
Basic and diluted weighted average shares	21.1		23.2		21.5		23.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	July 31, 2021	August 1, 2020
Assets
Current Assets:
Cash and cash equivalents	$669.5	$82.9
Accounts receivable	34.4	28.6
Merchandise inventories	1,112.8	1,283.1
Federal and state income taxes	122.8	85.7
Other current assets	66.3	65.8
Total current assets	2,005.8	1,546.1

Property and equipment, net	1,237.4	1,394.2
Operating lease assets	44.1	44.1
Deferred income taxes	26.8	23.3
Other assets	69.4	75.5

Total Assets	$3,383.5	$3,083.2

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$881.5	$586.8
Other short-term borrowings	—	229.6
Current portion of long-term debt and finance lease liabilities	0.4	1.0
Current portion of operating lease liabilities	12.1	13.8
Total current liabilities	894.0	831.2

Long-term debt and finance lease liabilities	365.9	366.1
Operating lease liabilities	31.5	30.1
Other liabilities	282.5	284.5
Subordinated debentures	200.0	200.0
Stockholders' equity	1,609.6	1,371.3

Total Liabilities and Stockholders' Equity	$3,383.5	$3,083.2

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	26 Weeks Ended
	July 31, 2021	August 1, 2020
Operating activities:
Net income (loss)	$343.9	$(170.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and other deferred cost	97.7	103.1
Gain on disposal of assets	(24.7)	—
Proceeds from insurance	2.3	—
Loss on early extinguishment of debt	2.8	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	2.2	17.5
(Increase) decrease in merchandise inventories	(25.0)	181.9
Increase in other current assets	(10.9)	(5.1)
Increase in other assets	(1.1)	(0.1)
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	111.7	(290.3)
Decrease in income taxes	(6.5)	(131.0)
Net cash provided by (used in) operating activities	492.4	(294.5)

Investing activities:
Purchase of property and equipment and capitalized software	(41.2)	(38.6)
Proceeds from disposal of assets	29.3	0.3
Proceeds from insurance	2.8	—
Distribution from joint venture	—	0.2
Net cash used in investing activities	(9.1)	(38.1)

Financing activities:
Principal payments on long-term debt and finance lease liabilities	(0.3)	(0.5)
Cash dividends paid	(6.6)	(7.2)
Purchase of treasury stock	(164.2)	(80.5)
Issuance cost of line of credit	(3.0)	(3.0)
Increase in short-term borrowings	—	229.6
Net cash (used in) provided by financing activities	(174.1)	138.4

Increase (decrease) in cash and cash equivalents	309.2	(194.2)
Cash and cash equivalents, beginning of period	360.3	277.1
Cash and cash equivalents, end of period	$669.5	$82.9

Non-cash transactions:
Accrued capital expenditures	$14.5	$8.0
Accrued purchase of treasury stock	6.8	3.0
Stock awards	1.1	0.8
Lease assets obtained in exchange for new operating lease liabilities	3.8	4.1

Estimates for 2021
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 29, 2022 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2021	2020
	Estimated	Actual
Depreciation and amortization	$195	$213
Rentals	21	22
Interest and debt expense, net	42	49
Capital expenditures	120	60

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) the COVID-19 pandemic and its effects on public health, our supply chain, the health and well-being of our employees and customers, and the retail industry in general; other general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; other epidemic, pandemic or public health issues; potential disruption of international trade and supply chain efficiencies; any government-ordered restrictions on the movement of the general public or the mandated or voluntary closing of retail stores in response to the COVID-19 pandemic; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.guymon@dillards.com